Exhibit 99.1

NEW ORIENTAL ENERGY & CHEMICAL REPORTS RECORD
THIRD QUARTER AND NINE MONTH RESULTS ON CONTINUED
YEAR OVER YEAR INCREASES IN ALTERNATIVE ENERGY SALES

•	Q3 Sales Rose Nearly 90% To Slightly Lower Than Forecasted $20.2 Million Compared With $10.6 Million Last Year; Net Income Grew 130% To A Record $ 2.2 Million
•	Full Year Revenues Are Now Expected To Grow 70% To Approximately $66 Million Versus Prior Guidance of $75 Million, Reflecting The Short Term Impact Of Severe Winter Snowstorms And Reduced DME Output

NEW YORK, NY--Feb 15, 2008 -- New Oriental Energy & Chemical Corp. (NasdaqCM:NOEC - News), a specialty chemical and emerging alternative fuel manufacturer in The People's Republic of China (PRC), today announced third quarter and nine month fiscal 2008 results for the period ended December 31, 2007.

Record Results

In its third fiscal quarter, the Company said that revenues reached a record $20.2 Million, of which 55% was contributed by alternative energy sales, principally DME, while 45% was contributed by its traditional fertilizer business. In last year’s third quarter, alternative energy contributed 33% of total sales. The Company also said that it saw a 1.3% year over year increase in gross profits on its DME production, which coupled with a 9% increase in gross profits on sales of urea, its principal fertilizer product, contributed to the 130% increase in net profit achieved in the period, which reached $2.2 million or $0.17 per share. This compared with $1 million or $0.09 per share in the same period last year.

For the nine months ended December 31, 2007 sales grew to a record $53.2 million, an increase of 91 % compared to $ 27.9 million reported for the first nine months last year. Gross profit increased to $8.9 million from $4.6 million in the prior year, reflecting gross margins of 16.6 percent and 16.4 percent respectively. Operating income increased 95 % to $6.1 million, while net income for the period was a record $4.1 million, which represented a 121 percent increase over the $1.8 million reported for the first nine months of FY’07, with nine month earnings per weighted average fully diluted share of $0.32 and $0.21, respectively.

Commenting on these results, Mr. Chen Si Qiang, chief executive officer of New Oriental Energy and Chemical Corporation, stated, “Although we came in slightly below our $22 million revenues estimate for the period for reasons explained below, we believe these outstanding results again demonstrated the growth potential of our strategic decision to increase alternative energy production and sales. While in the current quarter we are confronting an unanticipated obstacle in the form of the most severe winter weather China has experienced in many decades, as well as greater than planned price swings in the costs of methanol, our DME feedstock, we see the storms as a temporary setback, and also are proceeding as planned to expand our internal production of methanol, which will enable us to better control our decision making. We also are pleased with the progress and improved profitability of our fertilizer business where the outlook also remains excellent.”

Product Revenue Comparison:
(all numbers in thousands, revenues shown in USD)

	3QFY08	Tons Sold	3QFY07	Tons Sold	% Change

Urea	7,871	34	5,798	29	36
DME	10,720	18	942	2	1038
Other	1,579		3,900		(60)
Total Revenue	20,169		10,640		90

DME

DME sales volume in the third quarter was 18,215 tons, an increase of 860% compared to the third quarter last year, and the average DME price in the third quarter this year was $568 an increase of 22% over the comparable period last year. At the same time, third quarter sales volume in tons declined 28.4% compared to the second quarter this year. Even with the higher per ton prices obtained it was the key reason for the $1.8 million shortfall against earlier predicted revenues for the period. The key reason for the sales decrease was a management decision to reduce DME output because of the increased cost of methanol, DME’s principal feedstock, of which currently only up to 25% can be supplied internally, with the remainder being purchased. Since November, methanol prices have ranged from $330 to $470 per ton, and at its highest prices, the Company determined to sell its methanol rather than convert it to DME. Even so, the Company’s profits on DME increased 8.5% over the second quarter due to the mark up in its price due to rising raw material costs, as well as the ten day second quarter system overhaul described in its second quarter report. DME gross margin reached 21.5% in the quarter compared with 13% in the second quarter.

Urea

During the third quarter, urea, the Company’s primary fertilizer product, sold for $234 per ton compared with $200 in the same period last year and sold for 21% higher than the per ton price in the second quarter. A system upgrade improved urea capacity by 20% and lowered the average cost of production as well as improved the output. Gross margins benefited from this, growing to 23% versus 14% in Q3 last year, and 4.9% in this year’s second quarter.

Cost of goods sold increased along with the improved production capacity and sales. Under optimal capacity of its DME production, the Company is required to purchase approximately 75% of methanol feedstock with 25% self produced. This limited the Company’s gross margin on DME due to fluctuating methanol market prices.

Balance Sheet Highlights

The Company ended the third quarter with $17.0 million in cash and restricted cash as compared to $8.0 million at the end of fiscal 2007. Cash flow from operations was $4.3 million for the first nine months of fiscal 2008 as the Company made further improvements in working capital management. Accounts receivable and inventory remain at adequate levels. At the end of the quarter, the Company had a total of $19.8 million in short term debt and notes payable as compared to $7.9 million at the end of fiscal 2007.

Severe Winter Snowstorms

Beginning in the middle of January, much of China began to be engulfed by severe snowstorms and what is believed to be its worst winter weather in several decades. The Company currently estimates the expected duration of this weather to be approximately 45 days, with varying effects on its business in this period. For example, while the Company’s winter coal contracts are secure, not all of this supply is stored at the Company and must be transported from supplier storage facilities while transportation is severely hampered. The storms also cut off 30% of the Company’s electricity supply. Further, while urea can be stored in Company warehouses and contracts for it are prepaid, DME is a gas, and difficult to store given the Company’s limited storage capacity. Further, while the annual domestic output of methanol, the feedstock for DME, is an estimated 10+ million tons from a wide variety of producers, its price is expected to continue to fluctuate. The short term uncertainties created by this situation are reflected in the updated full year guidance provided below.

Full Year Guidance

For the full 2008 fiscal year, in its second quarter guidance, the Company predicted revenues of "at least $75 million." However, the lower production of DME in the third quarter and the continuing disruptive impact of the record snowstorm in the fourth quarter, necessitates an adjustment in this figure. The Company continues to believe full year results will show a strong year over year advance in revenues as well as in the bottom line, with revenues growing to approximately $66 million, or nearly 70% ahead of results in fiscal 2007. This full year guidance reflects its anticipation of solid fourth quarter growth compared to the same period last year, even given the negative impact of the snowstorms. Specifically, for Urea, in Q4 it anticipate a 24% sales increase year over year despite an anticipated 10% quarter over quarter reduction in production and sales, mainly due to the snowstorms in January and February. .

For DME, estimated fourth quarter sales of $5.3 million would be five times what they were in last year’s fourth quarter, though roughly 50% lower than in the third quarter in the current fiscal year, largely due to the severe weather. Further, management believes it should be conservative in estimating March DME production, even if there is no snowstorm that month, as the methanol price has continued to fluctuate, and it will be cautious in purchasing this feedstock to produce DME with a concern about profitability. Consequently, it cautiously predicts that DME output may be at half the capacity even in March. Even with severe weather that impacts production and sales for approximately half a quarter, the Company is confident that the quarter will be profitable overall and contribute to the full year advance.

Looking Ahead

Looking past Fiscal 2008, the Company remains confident of its alternative fuel growth strategy and believes it should increasingly be able to better control costs and meet its requirements with internal production of methanol, a project that is continuing as planned. Further, it believes fertilizer products will continue to be stable with reasonable fluctuation in prices going forward. The Company is not making estimates on DME production beyond the current fiscal year at this time, but will address this further in its year end reporting.

Teleconference Information:

The Company will conduct a conference call to discuss these results at 8:30 a.m. ET on February 15, 2008. Interested participants should call 1-800-762-8779 10 minutes prior to the start time when calling within the United States or 1-480-629-9031 when calling internationally and provide the operator with Conference ID number 3842576. There will be a playback available until February 26, 2008. To listen to the playback, please call 1-800-406-7325 when calling within the United States or 1-303-590-3030 when calling internationally. Please use pass code 3842576 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=00004B74 or at ViaVid's website at www.viavid.net. The webcast can be accessed through February 12, 2009.

About New Oriental Energy & Chemical Corp.

New Oriental Energy & Chemical Corp. is an emerging alternative fuel and specialty chemical manufacturer based in Henan Province, China. The Company is focused on the production of Dimethyl ether (DME), methanol and fertilizer products, and the Company expects to begin production of bio-diesel within the next year. The Company sells its products primarily through a network of distribution partners.

Safe Harbor Statement:

This press release discusses the planned earnings conference call which may contain forward-looking statements concerning New Oriental Energy & Chemical Corp. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology or product techniques, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. New Oriental Energy & Chemical Corp. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

- TABLES ATTACHED -

NEW ORIENTAL ENERGY & CHEMICAL CORP.

ASSETS
	December 31,	March 31,
	2007	2007
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$9,179,799	$2,616,149
Restricted cash	7,822,947	5,430,426
Notes receivable, net of reserve of $136,900 and $0 at December 31, 2007 and March 31, 2007, respectively.	574,980	1,395,858
Inventories	2,029,379	3,786,130
Prepayments for goods	3,803,457	383,639
Taxes receivable	-	155,863
Due from employees	2,344	113,275
Other assets	262,940	204,508
Current assets of the discontinued operation	-	47,084
Total current assets	23,675,846	14,132,932

Plant and equipment, net	19,757,665	11,571,652
Land use rights, net	1,569,234	1,510,695
Construction in progress	4,888,192	5,208,277
Deposits	1,817,775	267,757
Deferred taxes	52,384	646,331
Other long-term assets	31,478	39,745
Other assets of the discontinued operation	-	125,875

TOTAL ASSETS	$51,792,574	$33,503,264

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$1,965,468	$2,259,834
Other payables and accrued liabilities	546,008	409,025
Short term debt	19,801,700	7,356,933
Notes payable	-	572,781
Customer deposits	4,114,722	5,385,425
Payable to contractors	918,046	96,861
Due to related parties	4,401,901	4,041,583
Taxes payable	1,886,292	25,063
Current liabilities of the discontinued operation	-	12,711
Total current liabilities	33,634,137	20,160,216

LONG-TERM LIABILITIES
Deferred taxes	1,025,939	1,619,110
Notes payable	565,397	-
Due to employees	150,808	115,816
Total long-term liabilities	1,742,144	1,734,926

TOTAL LIABILITIES	35,376,281	21,895,142

	December 31,	March 31,
	2007	2007
	(Unaudited)

SHAREHOLDERS’ EQUITY
Common stock, par value $0.001 per share; 30,000,000 shares authorized, 12,640,000 shares issued and outstanding as of December 31, 2007 and March 31, 2007, respectively	$12,640	$12,640
Additional paid-in capital	4,573,205	4,573,205
Retained earnings (restricted portion is $930,725 and $440,182 as of December 31, 2007 and March 31, 2007, respectively)	10,636,544	6,563,558
Accumulated other comprehensive income	1,193,904	458,719

Total Shareholders’ Equity	16,416,293	11,608,122

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$51,792,574	$33,503,264

NEW ORIENTAL ENERGY & CHEMICAL CORP.

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

REVENUES	$20,168,977	$10,639,802	$53,222,726	$27,855,298

COST OF GOODS SOLD	(15,760,191)	(8,444,015)	(44,366,458)	(23,283,578)

GROSS PROFIT	4,408,786	2,195,787	8,856,268	4,571,720

Selling and distribution	277,661	134,237	927,376	491,421

General and administrative	780,861	541,745	1,793,510	932,422

INCOME FROM OPERATIONS	3,350,264	1,519,805	6,135,382	3,147,877

OTHER INCOME (EXPENSES)

Interest expense, net	(92,231)	(93,074)	(355,489)	(213,167)

Government grants	1,350	-	81,123	-

Other income (expenses), net	35,398	(5,560)	43,332	(67,246)

INCOME FROM OPERATIONS BEFORE INCOME TAXES	3,294,781	1,421,171	5,904,348	2,867,464

INCOME TAXES	(1,111,771)	(475,683)	(1,853,053)	(1,035,062)

INCOME FROM CONTINUING OPERATIONS	2,183,010	945,488	4,051,295	1,832,402

DISCONTINUED OPERATION

Income from discontinued operation	-	6,316	1,761	9,484
Income from disposition of long term investment	-	-	19,930	-

NET INCOME	2,183,010	951,804	4,072,986	1,841,886

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Foreign currency translation gain	559,942	109,950	1,097,290	329,855
OTHER COMPREHENSIVE INCOME BEFORE TAX	559,942	109,950	1,097,290	329,855

INCOME TAX EXPENSE RELATED TO OTHER COMPREHENSIVE INCOME	(184,781)	(36,284)	(362,105)	(108,852)

OTHER COMPREHENSIVE INCOME, NET	375,161	73,666	735,185	221,003

COMPREHENSIVE INCOME	$2,558,171	1,025,470	4,808,171	$2,062,889

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED*	12,640,000	10,908,043	12,640,000	8,640,145

INCOME PER SHARE FROM CONTINUING OPERATIONS, BASIC AND DILUTED	$0.17	$0.09	$0.32	$0.21

INCOME PER SHARE FROM INCOME FROM DISCONTINUED OPERATION, BASIC AND DILUTED	$-	$0.00	$0.00	$0.00

NET INCOME PER SHARE, BASIC AND DILUTED	$0.17	$0.09	$0.32	$0.21

*The Company was party to the share exchange transaction in October of 2006, and as a result the weighted average shares used in the calculation of last year’s earning per share reflects an increase in the total shares outstanding.

Contact:

New Oriental Energy & Chemical Corp.
Mr. Wang Gui Quan
President
Xicheng Industrial Zone of Luoshan, Xinyang
Henan Province, The People's Republic of China
Tel: (011-86) 376-2169211

Investors:

Mark Miller
East West Network Group
mmeastwest@hotmail.com
Ph: (770) 436-7429

Press:

Ken Donenfeld
DGI Investor Relations
donfgroup@aol.com
kdonenfeld@dgiir.com
Ph: (212) 425-5700
Fax:(212) 425-6951